Exhibit 10.2

CONFIDENTIAL

November 28, 2017

Melinta Therapeutics, Inc.

300 George Street Suite 301

New Haven, CT 06511

Re:	Equity Financing Commitment

Ladies and Gentlemen:

Reference is made to that certain Purchase and Sale Agreement, dated as of the date hereof (as amended, supplemented or modified from time to time, the “Purchase Agreement”), by and among Melinta Therapeutics, Inc., a Delaware Corporation (“Buyer”), and The Medicines Company, a Delaware corporation (“Seller Parent”), pursuant to which, upon the terms and subject to the conditions set forth therein, among other things, on the Closing Date, Seller Parent will sell, and cause the other Sellers to sell, to Buyer, and Buyer will purchase, the Business through the purchase from Sellers of all of the Acquired Assets, consisting of the Transferred Shares and Transferred Assets, and Buyer will assume the Assumed Liabilities (together with the other transactions contemplated by the Purchase Agreement and the transactions contemplated by the Ancillary Agreements upon the terms and conditions set forth herein and therein, the “Transactions”). Except as otherwise set forth herein, capitalized terms used and not defined herein but defined in the Purchase Agreement shall have the meanings ascribed to them in the Purchase Agreement. This letter is being delivered by the undersigned equity investor (the “Equity Investor”) to Buyer in connection with the execution of the Purchase Agreement.

1. Commitment. This letter confirms the commitment of the Equity Investor, subject to the conditions set forth in the next sentence of this Section 1, to purchase (or cause an assignee permitted by the terms of Section 3 hereof to purchase), prior to or substantially contemporaneously with the Closing, directly or indirectly through one or more intermediate entities, 2,000,000 shares of Buyer Common Stock (the “Subject Equity Securities”) for an aggregate purchase price equal to Twenty-Seven Million Dollars ($27,000,000) (such commitment, the “Equity Commitment”) solely for the purpose of funding (i) the Purchase Price and the other payments under Article II and Article III of the Purchase Agreement (including any amounts payable by Buyer pursuant to Section 3.3(k) of the Purchase Agreement, if any), (ii) any and all fees, premiums and expenses required to be paid by Buyer in connection with the Transactions, and (iii) all other payment obligations of Buyer contemplated under the Purchase Agreement, in each case, in accordance with, and subject in all respects to, the terms of the Purchase Agreement and this letter, and not for any other purpose, it being understood that the Equity Investor (together with its successors and permitted assigns) shall not under any circumstances be obligated to purchase any equity of, or make any other payment to or investment in, Buyer other than the purchase of the Subject Equity Securities pursuant to the terms hereof for an aggregate purchase price equal to the Equity Commitment. Notwithstanding anything herein to the contrary, the aggregate liability of the Equity Investor under this letter shall at no time exceed the Equity Commitment. The obligation of the Equity Investor (or its successors and permitted assigns) to fund the Equity Commitment (a) is subject in all respects to the satisfaction (or waiver by Buyer) of all of the conditions precedent to Buyer’s obligations to consummate the Transactions set forth in Sections 10.1 and 10.3 of the Purchase Agreement (other than those conditions to be satisfied by the delivery of documents or the taking of actions at the Closing itself, but subject to such conditions being satisfied or duly waived at the Closing) and (b) subject to the foregoing clause (a), will occur prior to or contemporaneously with the Closing.

2. Termination. The Equity Investor’s obligation to fund the Equity Commitment shall terminate automatically and immediately upon the earliest to occur of: (i) the valid termination of the Purchase Agreement in accordance with its terms, (ii) 30 days following the Outside Date if the Closing has not occurred unless, in the case of each of clauses (i) and (ii), a claim has been brought hereunder or under the Purchase Agreement pursuant to and in accordance with the terms and conditions hereof or thereof prior to, in the case of clause (i), such termination or, in the case of clause (ii), such 30-day anniversary; provided, that if such claim is brought, then the obligations of the Equity Investor to fund the Equity Commitment pursuant to the terms hereof shall not terminate pursuant to clause (i) or (ii), as the case may be, unless any of the following occurs: (x) a final, non-appealable resolution of such claim in favor of Buyer and/or the Equity Investor; (y) performance by the Equity Investor of all obligations imposed on it pursuant to a final, non-appealable resolution of such claim that is not in favor of Buyer or the Equity Investor; or (z) a written agreement signed by the Equity Investor, Buyer and Seller Parent terminating this letter, (iii) the assertion or commencement, directly or indirectly, of any Proceeding by Seller Parent or any of its Affiliates against the Equity Investor or any Specified Person (as defined below) relating to this letter, the Purchase Agreement, any Ancillary Agreement or any of the transactions contemplated hereby or the Transactions (including in respect of any oral representations made or alleged to be made in connection herewith or therewith), other than any claim by Seller Parent against the Equity Investor to enforce the Equity Investor’s obligation to fund the Equity Commitment in accordance with, and solely to the extent permitted under, the terms and conditions hereof, and (iv) consummation of the Closing. Upon such termination pursuant to this Section 2, the Equity Investor shall not have any further obligation or liability hereunder with respect to the Equity Commitment, which shall become null and void ab initio. For the avoidance of doubt, nothing herein shall prevent or limit Seller Parent’s right to bring a claim at law or in equity against Buyer pursuant to and in accordance with the Purchase Agreement, the Confidentiality Agreement, or any other Ancillary Agreement to which Buyer is a party, it being understood and agreed that no such claim shall affect the Equity Investor’s Equity Commitment hereunder.

3. Assignment. Neither the Equity Investor nor Buyer may assign or delegate (whether by operation of law, merger, consolidation or otherwise) their respective rights, interests or obligations hereunder to any other Person without the prior written consent of each of the other parties hereto and Seller Parent, except for any such assignment made in connection with the assignment of Buyer’s rights, obligations and liabilities under the Purchase Agreement pursuant to, and in accordance with, the provisions set forth in Section 13.1 thereof; provided, that notwithstanding the foregoing, the rights provided pursuant to Section 14 shall be automatically assigned to any Assignee (as defined below), without the prior written consent of the other parties hereto and Seller Parent, in respect of the Subject Equity Securities and Purchase Option Shares acquired by such Assignee upon the assignment of all or a portion of the Equity Investor’s obligation to fund the Equity Commitment or its right to exercise all or a portion of the Purchase Option (as defined below), as applicable, to such Assignee. Seller Parent’s rights under this Section 3, Section 5(b) and Section 8 and Seller Parent’s obligations under Section 6 of this letter shall not be assigned without the prior written consent of the Equity Investor. Any attempted assignment not in accordance with the foregoing shall be null and void and of no force or effect. Notwithstanding the foregoing, the Equity Investor may assign all or a portion of its obligation to fund the Equity Commitment or its right to exercise all or a portion of the Purchase Option to one or more affiliated investment funds or other co-investors (which co-investors may include, for the avoidance of doubt, third party investors that are not affiliated with the Equity Investor or its Affiliates) (any such assignee, an “Assignee”) without obtaining the prior written consent of the other parties hereto and Seller Parent, but no such assignment shall relieve the Equity Investor of its obligations hereunder.

4. No Third Party Beneficiaries. Except to the extent set forth in Section 5, this letter shall be binding solely on, and inure solely to the benefit of, the parties hereto and their respective successors and permitted assigns, and nothing set forth in this letter, express or implied, shall be construed to confer upon or give to any Person, other than the parties hereto and their respective successors and permitted assigns, any benefits, rights or remedies under or by reason of, or any rights to enforce or cause Buyer to enforce, the Equity Commitment or any provisions of this letter.

5. Limited Recourse; Enforcement.

(a) Notwithstanding anything that may be expressed or implied in this letter or any document or instrument delivered in connection herewith, Buyer, by its acceptance of the benefits of the Equity Commitment provided herein, covenants, agrees and acknowledges (i) that no Person other than the Equity Investor (and its respective successors and permitted assigns) shall have any obligation hereunder or in connection with the transactions contemplated hereby, (ii) in no event shall Buyer seek, and Buyer shall cause each of its Affiliates not to seek, any damages or any other recovery, judgment, or remedies of any kind, including special, exemplary, consequential, indirect or punitive damages, or damages arising from loss of profits, business opportunities or goodwill, diminution in value or any other losses or damages, whether at law, in equity, in contract, in tort or otherwise, against the Equity Investor or any Specified Person, in each case, other than seeking specific performance of Buyer’s right to cause the Equity Investor to fund the Equity Commitment in accordance with, and solely to the extent permitted under, the terms and conditions hereof (together with any claim by Seller Parent against the Equity Investor to enforce the Equity Investor’s obligation to fund the Equity Commitment in accordance with, and solely to the extent permitted under, the terms and conditions hereof, the “Non-Prohibited Claims”), and (iii) that, notwithstanding that the Equity Investor may be, or any of its successors and permitted assigns may be, a limited partnership, neither it nor any Specified Person shall have any right of recovery against, and no recourse shall be had against, and no personal liability shall attach to, any of the former, current or future direct or indirect equity holders, controlling persons, stockholders, directors, officers, employees, agents, general or limited partners, managers, members, Affiliates, attorneys or other Representatives of the Equity Investor or any of the Equity Investor’s successors or assigns or any former, current or future director, officer, employee, direct or indirect equity holder, equity or other financing source, portfolio company, management company, controlling person, agent, general or limited partner, manager, member, stockholder, Affiliate, attorney or other Representative or successor or assign of any of the foregoing (in each case, other than Buyer, Seller Parent, and the Equity Investor, and any Person to whom any of the foregoing has assigned its obligations hereunder in accordance with the terms hereof, a “Specified Person” and together, the “Specified Persons”), hereunder or under any documents or instruments delivered in connection herewith or in respect of any oral representations made or alleged to have been made in connection herewith or therewith, whether by or through attempted piercing of the corporate (or limited liability company or limited partnership) veil, by or through a Proceeding (whether at law, in equity, in contract, in tort or otherwise) by or on behalf of the Equity Investor against any Specified Person, by the enforcement of any assessment or by any legal or equitable Proceeding, by virtue of any applicable Law, or otherwise, except, for the avoidance of doubt, for its rights to recover from the Equity Investor and its successors and permitted assigns (but not any other Person) under and to the extent provided in this letter and any other claims that are Non-Prohibited Claims; it being agreed and acknowledged that, except with respect to the Non-Prohibited Claims, no personal liability whatsoever shall attach to, be imposed on or otherwise be incurred by any Specified Person for any obligations of the Equity Investor or any of its successors or permitted assigns under this letter, the Purchase Agreement, any Ancillary Agreement or any documents or instruments delivered in connection herewith or therewith, in respect of any transaction contemplated hereby or thereby or in respect of any representations made or alleged to have been made in connection herewith or therewith or for any claim (whether at law, in equity, in contract, in tort or otherwise) based on, in respect of, or by reason of such obligations or their creation.

(b) Subject to Section 5(d), this letter may only be enforced by Buyer, and none of Buyer’s creditors and no other Person that is not a party to this letter shall have any right to enforce this letter or to cause Buyer to enforce this letter; provided, however, that notwithstanding the foregoing, Seller Parent is hereby made an express third party beneficiary of this letter with respect to Buyer’s right to directly seek specific performance of the Equity Investor’s obligation to fund the Equity Commitment hereunder at the Closing if and when required pursuant to Section 1, if and only in the event each of the conditions set forth in Section 10.1 and 10.3 of the Purchase Agreement has been satisfied or waived by Buyer (other than those conditions to be satisfied by the delivery of documents or the taking of actions at the Closing itself, but subject to such conditions being satisfied or duly waived at the Closing), subject to the terms and conditions set forth in this letter applicable to Buyer, including this Section 5, and for no other purpose (including any claim for monetary damages hereunder or under the Purchase Agreement except as expressly set forth herein and therein), and by its acceptance of the benefits of such rights, Seller Parent shall be subject to the terms and conditions set forth in this letter applicable to Seller Parent or Buyer, including this Section 5. In addition, nothing herein shall limit Seller Parent’s right under the Purchase Agreement to bring an action against Buyer to enforce Buyer’s rights under this letter to cause the Equity Investor to fund the Equity Commitment pursuant to the terms and conditions hereof. The Equity Investor agrees that irreparable damage would occur in the event that any of the provisions of this letter were not performed in accordance with their specific terms or were otherwise breached or threatened to be breached and that neither Buyer nor Seller Parent shall be required to provide proof of actual damages or otherwise post or secure any bond in connection with or as a condition to obtaining specific performance as described in this Section 5(b).

(c) Other than as expressly set forth in Section 5(b), and except with respect to the Non-Prohibited Claims, Seller Parent’s remedies against the Equity Investor under this letter shall, and are intended to, be Seller Parent’s sole and exclusive direct or indirect remedies (whether at law, in equity, in contract, in tort or otherwise) available to Seller Parent and its Affiliates against the Equity Investor or any of the Specified Persons for any liability, loss, damage or recovery of any kind (including special, exemplary, consequential, indirect or punitive damages or damages arising from loss of profits, business opportunities or goodwill, diminution in value or any other losses or damages, whether at law, in equity, in contract, in tort or otherwise) arising under or in connection with any breach of the Purchase Agreement or any Ancillary Agreement (in each case whether willfully, intentionally, unintentionally or otherwise) or of the failure of the Transactions to be consummated for any reason or otherwise in connection with the transactions contemplated hereby or contemplated by the Ancillary Agreements and thereby or in respect of any representations or warranties made or alleged to have been made in connection herewith or therewith (whether or not Buyer’s breach is caused by the breach by the Equity Investor of its obligations under this letter).

(d) The Specified Persons are express third-party beneficiaries of this Section 5.

6. Confidentiality. This letter shall be treated as confidential and is being provided to Buyer solely in connection with the Transactions. This letter may not be used, circulated, quoted or otherwise referred to in any document (other than the Purchase Agreement, any SEC filing made in connection with the Transactions or any proxy statement prepared in connection with the Transactions), except with the written consent of the Equity Investor; provided that no such written consent shall be required for the provision of a copy of this letter to Seller Parent in connection with the execution of the Purchase Agreement and Seller Parent is agreeing, by its acceptance thereof, to treat this letter as confidential on the terms contained in this Section 6; provided, further, that any party hereto may disclose the existence of this letter to the extent required by any Governmental Authority or applicable Law, so long as the disclosing party (a) promptly notifies the Equity Investor in reasonable detail of the circumstances giving rise to such required disclosure, (b) uses its reasonable best efforts to seek to limit such disclosure and maintain the confidentiality of this letter and the terms and conditions hereof and (c) uses its reasonable best efforts to give the Equity Investor an opportunity to comment on such disclosure and to incorporate such comments therein.

7. Governing Law; Consent to Jurisdiction.

(a) This letter (and any Claim or controversy arising out of or relating to this letter) shall be governed by and construed in accordance with the Laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule that would cause the application of the Laws of any jurisdiction other than the State of Delaware.

(b) Each party hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of any Delaware state court, or federal court of the United States of America, in each case sitting in the City of Wilmington, County of New Castle, State of Delaware, and any appellate court from any thereof, in any action, suit or proceeding arising out of or relating to this letter or the transactions contemplated hereby or for recognition or enforcement of any judgment relating thereto, and each party hereby irrevocably and unconditionally: (i) agrees not to commence any such action, suit or proceeding except in such courts; (ii) agrees that any claim in respect of any such action, suit or proceeding may be heard and determined in such Delaware state court or, to the extent permitted by applicable Law, in such federal court; (iii) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any such action, suit or proceeding in any such Delaware state or federal court; and (iv) waives, to the fullest extent permitted by applicable Law, the defense of an inconvenient forum to the maintenance of such action, suit or proceeding in any such Delaware state or federal court. Each party agrees that a final judgment in any such action, suit or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Law.

8. Entire Agreement; Amendments and Waivers. This letter, together with the Purchase Agreement, the Registration Rights Agreements (as defined below), the Ancillary Agreements, the other Commitment Letters and the Confidentiality Agreement, constitute the entire agreement between the parties hereto with respect to the subject matter hereof and supersede all prior written or oral and all contemporaneous oral agreements and understandings between any of the parties hereto with respect to the subject matter hereof and thereof. This letter may not be amended, and no provision hereof waived or modified, except by an instrument signed by each of the parties hereto and, except for any such amendment made (i) in connection with an assignment by the Equity Investor of all or a portion of its obligations to fund the Equity Commitment pursuant to this letter or (ii) in connection with an assignment of Buyer’s rights, obligations and liabilities under the Purchase Agreement pursuant to, and in accordance with Section 13.1 thereof, Seller Parent, and in the case of a waiver, by the party against whom the waiver is to be effective.

9. Interpretation. The titles and captions in this letter are for reference purposes only, and shall not in any way define, limit, extend or describe the scope of this letter otherwise affect the meaning or interpretation of this letter. The words “including” or any variation thereof means “including, without limitation,” and shall not be construed to limit any general statement that it follows to the specific or similar items or matters immediately following it.

10. Counterparts. This letter may be executed in one or more counterparts for the convenience of the parties hereto, each of which shall be deemed an original and all of which together will constitute one and the same instrument, and this letter shall become effective when one or more counterparts have been signed by each of the parties hereto and delivered to the other parties hereto. Delivery of an executed counterpart of a signature page to this letter by facsimile or electronic transmission shall be effective as delivery of a mutually executed counterpart to this letter.

11. WAIVER OF JURY TRIAL. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS LETTER IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS LETTER OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY

OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE EITHER OF SUCH WAIVERS, (B) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (C) IT MAKES SUCH WAIVERS VOLUNTARILY, AND (D) IT HAS BEEN INDUCED TO ENTER INTO THIS LETTER BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 11.

12. Severability. If any term or other provision of this letter is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this letter shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party hereto; provided, however, that this letter may not be enforced (a) without giving effect to the provisions in Sections 1, 2, 3, 5(a), 5(c) and 5(d) of this letter (including by giving effect to any maximum dollar amounts set forth therein), or (b) if this letter would require the Equity Commitment to be funded at any time prior to the closing when required pursuant to Section 1 or for any purposes other than as expressly set forth in Section 1. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties shall negotiate in good faith to modify this letter so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable Law in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

13. Representations and Warranties. The Equity Investor hereby represents and warrants to Buyer that:

(a) it has all limited partnership power and authority required to execute, deliver and perform this letter;

(b) the execution, delivery and performance of this letter has been duly and validly authorized and approved by all necessary action and do not contravene any provision of the Equity Investor’s charter, partnership agreement, operating agreement or similar organizational documents or any Law binding on the Equity Investor;

(c) all consents, approvals, authorizations, permits of, filings with and notifications to, any Governmental Entity necessary for the due execution, delivery and performance of this letter by the Equity Investor have been obtained or made and all conditions thereof have been duly complied with, and no other action by, and no notice to or filing with, any Governmental Entity is required in connection with the execution, delivery or performance of this letter;

(d) this letter constitutes a legal, valid and binding obligation of the Equity Investor enforceable against the Equity Investor in accordance with its terms, except as may be limited by any bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar laws affecting the enforcement of creditors’ rights generally or by general principles of equity;

(e) the Equity Commitment is less than the maximum amount that the Equity Investor is permitted to invest in any one portfolio investment pursuant to the terms of its organizational or governing documents; and

(f) the Equity Investor has uncalled capital commitments or otherwise has available funds (including lines of credit) in excess of the Equity Commitment hereunder and all of its other unfunded contractually binding equity commitments that are currently outstanding and all funds necessary for it to fulfill all of its obligations under this letter will be available to it for so long as this letter shall remain in effect.

14. Registration Rights. The Equity Investor and any Assignee shall be entitled to registration rights in respect of the Subject Equity Securities and Purchase Option Shares acquired by the Equity Investor and such Assignee, as applicable, pursuant to this letter, on the same terms and pursuant to and in accordance with any Registration Rights Agreement, to which Buyer, such Assignee and/or the Equity Investor is a party (as amended, each a “Registration Rights Agreement” and together, the “Registration Rights Agreements”). Buyer hereby acknowledges and agrees that the Registration Rights Agreement to which the Equity Investor or any Assignee is a party shall apply with respect to the Subject Equity Securities and Purchase Option Shares held by the Equity Investor or such Assignee, as applicable, and such Subject Equity Securities and Purchase Option Shares shall constitute Registrable Securities (as defined in the applicable Registration Rights Agreement) under the applicable Registration Rights Agreement, mutatis mutandis.

15. Option to Purchase Additional Shares. The Equity Investor shall have the option, exercisable in its sole discretion, to purchase from Buyer at the Closing, and Buyer does hereby agree to issue and sell to the Equity Investor at the Closing, up to the Maximum Option Amount of shares of Buyer Common Stock (which shares shall be in addition to the Subject Equity Securities purchased by the Equity Investor pursuant to this letter in exchange for funding the Equity Commitment, such additional shares, “Purchase Option Shares”), in exchange for the payment by the Equity Investor to Buyer of an amount in cash equal to the Aggregate Option Price (the “Purchase Option”). If the Equity Investor so desires to exercise the Purchase Option pursuant to this Section 15, the Equity Investor shall deliver to Buyer a written notice no later than two (2) Trading Days prior to the Closing, which written notice shall specify the number of shares of Buyer Common Stock (up to the Maximum Option Amount) that the Equity Investor would like to purchase, the Aggregate Option Price and the Per Share Option Price. Such written notice delivered by the Equity Investor to Buyer exercising the Purchase Option shall be irrevocable. For purposes of this letter, (a) “Maximum Option Amount” means the quotient of (i) $10,000,000, divided by (ii) the Per Share Option Price, (b) “Aggregate Option Price” means the product of (i) the number of shares of Buyer Common Stock that the Equity Investor elects to purchase pursuant to the Purchase Option, multiplied by (ii) the Per Share Option Price, and (c) “Per Share Option Price” means ninety percent (90%) of the VWAP for the ten (10) Trading Day period ending three (3) Trading Days prior to Closing. For the avoidance of doubt, the Aggregate Option Price is not, and shall not be deemed, a part of the Equity Commitment. The Aggregate Option Price shall be paid by the Equity Investor only in the event that the Equity Investor exercises the Purchase Option pursuant to this Section 15 and such amount shall be paid in addition to the Equity Commitment pursuant to, and in accordance with, the terms hereof.

Very truly yours,

EQUITY INVESTOR:

VATERA HEALTHCARE PARTNERS LLC

By:	Vatera Holdings LLC, as manager

By:	/s/ Kevin Ferro
Name: Kevin Ferro
Title: CEO

Signature Page to Vatera Equity Commitment Letter

Accepted and acknowledged:

Buyer:

MELINTA THERAPEUTICS, INC.

By:	/s/ Paul D. Estrem
Name: Paul Estrem
Title: Chief Financial Officer

Signature Page to Vatera Equity Commitment Letter